EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED SECOND QUARTER 2015 SALES & EARNINGS

Eau Claire, Wisconsin (July 31, 2015) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below.  Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “All segments enjoyed augmented sales from those reported during last year’s second quarter.  Housewares sales were up nominally, while Defense segment sales increased 24%, reflecting ongoing shipments from its backlog. Absorbent Products grew by 11% as a result of a combination of increased shipments to existing customers and shipments to new customers.  Comparative second quarter operating earnings also improved at all segments.  Housewares/Small Appliances increased 34.4% largely as a result of adjustments to insurance reserves.  Defense segment earnings increased 86.7% as a result of the volume increase and a reduction during the quarter of shipments associated with the backlog acquired from DSE.   As explained in the 2013 annual report, a significant portion of the purchase price of the DSE assets was allocated to the order backlog that accompanied the acquisition.  The segment writes off part of the purchase price with the shipment of product from that backlog, resulting in reduced profitability when DSE backlog products are sold.  As a result of enhanced volume and reduced material costs, the Absorbent Products segment experienced a reduction in the operating loss incurred during last year’s comparable quarter.”

National Presto Industries, Inc. operates in three business segments.  The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment.  The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

	THREE MONTHS ENDED
	July 5, 2015	June 29, 2014
Net Sales	$102,371,000	$88,312,000
Net Earnings	$9,120,000	$4,171,000
Net Earnings Per Share	$1.31	$.60
Weighted Shares Outstanding	6,951,000	6,929,000

	SIX MONTHS ENDED
	July 5, 2015	June 29, 2014
Net Sales	$203,370,000	$174,866,000
Net Earnings	$17,229,000	$8,861,000
Net Earnings Per Share*	$2.48	$1.28
Weighted Shares Outstanding	6,947,000	6,925,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.